Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2022-USNCH[] Registration Statement Nos. 333-255302 and 333-255302-03 Dated September 7, 2022; Filed pursuant to Rule 433

Contingent Income Callable Securities Due September , 2024 Based on the Performance of the S&P 500® Index
Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	S&P 500® Index (ticker symbol: “SPX ”)
Stated principal amount:	$1,000 per security
Pricing date:	September 16, 2022
Issue date:	September 21, 2022
Valuation dates and contingent coupon payment dates:	The valuation dates and contingent coupon payment dates are set forth below:
Valuation dates*	Contingent coupon payment dates**
December 16, 2022	December 21, 2022
March 16, 2023	March 21, 2023
June 16, 2023	June 22, 2023
September 18, 2023	September 21, 2023
December 18, 2023	December 21, 2023
March 18, 2024	March 21, 2024
June 17, 2024	June 21, 2024
September 16, 2024 (the “final valuation date”)	September 19, 2024 (the “maturity date”)

* Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur, as described in the accompanying product supplement.

** If the valuation date immediately preceding any contingent coupon payment date (other than the final valuation date) is postponed, that contingent coupon payment date will also be postponed so that it falls on the third business day after such valuation date, as postponed.

Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Potential redemption dates:	The contingent coupon payment dates related to the valuation dates beginning in December 2022 and ending in June 2024
Early redemption payment:	The stated principal amount of$ 1,000 per security plus the related contingent coupon payment, if any
Maturity date:	Unless earlier redeemed, September 19, 2024
Contingent coupon:	On each quarterly contingent coupon payment date, unless previously redeemed by us, the securities will pay a contingent coupon equal to 2.3125% of the stated principal amount of the securities (9.25% per annum) if and only if the closing level of the underlying index on the related valuation date is greater than or equal to the coupon barrier level. If the closing level of the underlying index on any quarterly valuation date is less than the coupon barrier level, you will not receive any contingent coupon payment on the related contingent coupon payment date.

Payment at maturity[1]:

Unless earlier redeemed by us, for each $1,000 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows (in addition to the final contingent coupon payment, if any):

•   If the final index level is greater than or equal to the downside threshold level:
$1,000

•   If the final index level is less than the downside threshold level:
$1,000 + ($1,000 x the index return)

If the final index level is less than the downside threshold level, you will receive less, and possibly significantly less, than 70.00% of the stated principal amount of your securities at maturity.

Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
Coupon barrier level:	70.00% of the initial index level
Downside threshold level:	70.00% of the initial index level
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
CUSIP/ISIN:	17330RNR2 / US17330RNR20
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/0000200245/ 000095010322015367/dp180055_424b2-us2203506.htm

Hypothetical Payout at Maturity[1] (if the securities have not previously been redeemed)
Change in Underlying	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000.00
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-30%	$1,000.00
-31%	$690.00
-40%	$600.00
-50%	$500.00
-60%	$400.00
-70%	$300.00
-80%	$200.00
-90%	$100.00
-100%	$0
[1]All payments are subject to our credit risk

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.

•	You will not receive any contingent coupon payment for any quarter in which the closing level of the underlying index is less than the coupon barrier level on the related valuation date.

•	Higher contingent coupon rates are associated with greater risk.

•	You may not be adequately compensated for assuming the downside risk of the underlying index.

•	We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments.

•	The securities offer downside exposure to the underlying index, but no upside exposure to the underlying index.

•	The performance of the securities will depend on the closing level of the underlying index solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying index.

•	The payment at maturity depends on the closing level of the underlying index on a single day.

•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.

•	The estimated value of the securities was determined for Citigroup Global Market Holdings Inc. by its affiliate using proprietary pricing models.

•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Market Holdings Inc.’s secondary market rate.

•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.

•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.

•	Citigroup Global Market Holdings Inc.’s offering of the securities does not constitute a recommendation of the underlying index.

•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

•	The level of the underlying index may be adversely affected by Citigroup Global Market Holdings Inc.’s or its affiliates’ hedging and other trading activities.

•	Citigroup Global Market Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Market Holdings Inc.’s affiliates.

•	The calculation agent, which is an affiliate of Citigroup Global Market Holdings Inc., will make important determinations with respect to the securities.

•	Adjustments to the underlying index may affect the value of your securities.

•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.